UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2007 (December 18, 2007)
CLARCOR INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification
Number)

840 Crescent Centre Drive, Suite 600, Franklin, TN 37067

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code 615-771-3100

(Former name or former address, if changed since last report).
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On December 18, 2007, CLARCOR Inc. (the “Company”) refinanced its existing $165,000,000 revolving credit facility by entering into a Credit Agreement by and among the Company, the lenders party thereto, JPMorgan Chase Bank, National Association, as administrative agent, and certain other lenders or affiliates thereof acting in the capacity of an agent, bookrunner or arranger.
     The new credit facility consists of a five-year multi-currency revolving credit facility in a dollar amount of up to $250,000,000, which includes a sublimit of $75.0 million for letters of credit and a $20.0 million swingline facility (collectively, the “Credit Facility”). The Credit Facility also includes an accordion feature that will allow the Company to increase the Credit Facility by a total of up to $100.0 million, subject to securing additional commitments from existing lenders or new lending institutions.
     The Company will use the net proceeds of borrowings under the Credit Facility to repay amounts outstanding under the Company’s previously existing revolving credit facility and for working capital and other general corporate purposes.
     At the Company’s election, loans made under the Credit Facility bear interest at either (1) a rate per annum equal to the greater of the Administrative Agent’s prime rate or 0.5% in excess of the Federal Funds Effective Rate (the “Alternate Base Rate”), less a specified margin of 0.25% per annum, or (2) the one-, two-, three-, six-, nine-, or twelve-month per annum LIBOR for deposits in the applicable currency (the “Eurocurrency Rate”), as selected by the Company, plus an applicable margin. The applicable margin for Eurocurrency Rate advances depends on the Company’s leverage ratio and varies from 0.300% to 0.875%. Swingline loans bear interest at the same rates as other loans whose interest rate is calculated with reference to the Alternate Base Rate.
     Commitment fees on the average daily unused portion of the Credit Facility are payable at rates per annum ranging from 0.070% to 0.175%, depending on the Company’s leverage ratio. Letter of credit fees are payable in respect of outstanding letters of credit at a rate per annum equal to the applicable margin for Eurocurrency Rate loans.
     Interest on Alternate Base Rate loans is payable at the end of each calendar quarter. Interest on Eurocurrency Rate Loans is payable at the end of each interest rate period and at the end of each three-month interval within an interest rate period if the period is longer than three months. Principal is payable in full at maturity on December 18, 2012.
     Borrowings under the credit facility are unsecured, but are guaranteed by the Company’s material domestic subsidiaries.
     The Credit Facility contains certain affirmative and negative covenants including negative covenants that limit or restrict, among other things, dividends, secured indebtedness, mergers and consolidations, asset sales, investments and acquisitions, liens and encumbrances, transactions with affiliates, letters of credit and third-party bonds and other matters customarily restricted in such agreements. The material financial covenants, ratios or tests contained in the Credit Facility are as follows:
•	The Company must maintain a ratio of consolidated funded indebtedness to adjusted consolidated EBITDA of not more than 3.00 to 1.00.

•	The Company must maintain a ratio of consolidated EBIT to consolidated interest expense of not less than 3.00 to 1.00.
     If an event of default shall occur and be continuing under the Credit Facility, the commitments under the Credit Facility may be terminated and the principal amount outstanding under the Credit Facility, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.
     Certain of the lenders under the Credit Facility or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.
     The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the credit agreement evidencing the Credit Facility, which is attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Credit Agreement, dated as of December 18, 2007, by and among the Company, the lenders party thereto, JPMorgan Chase Bank, National Association, as administrative agent, and certain other lenders or affiliates thereof acting in the capacity of an agent, bookrunner or arranger.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR INC.
By:	/s/ Richard M. Wolfson
Richard M. Wolfson
Vice President, General Counsel and Secretary

Date: December 19, 2007

EXHIBIT INDEX

No.	Exhibit
10.1	Credit Agreement, dated as of December 18, 2007, by and among the Company, the lenders party thereto, JPMorgan Chase Bank, National Association, as administrative agent, and certain other lenders or affiliates thereof acting in the capacity of an agent, bookrunner or arranger.